Exhibit 99.1

Anhui Taiyang Poultry Reports Financial Results for the Three and Six Months Ended June 30, 2011

Anhui Province, China – August 16, 2011 – Anhui Taiyang Poultry Co., Inc. (OTCBB: DUKS) (“Anhui Poultry” or the “Company”), a vertically integrated duck breeder, processor and distributor, today announced the financial results for the three and six months ended June 30, 2011.

Financial Highlights for the Six Months Ending June 30, 2011
●	Revenue totals $16.1 million, driven by a 140.8% increase in higher margin Breeding Unit;
●	Gross profit rose 34.2% to $4.6 million; gross margin improved to 28.6% versus 17.4% a year ago;
●	Operating profit increased 31.8% to $2.7 million;
●	Net income totaled $2.1 million or $0.20 per basic and diluted share based on 10.2 million shares; and
●
Adjusted net income (non-GAAP) exclusive of derivative charges and one-time gains totaled $1.6 million, a 36.8% increase compared with $1.2 million in 2010 (see GAAP to non-GAAP reconciliation at the end of this release).

Mr. Wu Qiyou, Chief Executive Officer and Chairman of the Board of Directors, stated, “In similar fashion to the first quarter of 2011, the price of ducklings remained relatively high during the second quarter of 2011. We therefore found it financially beneficial to continue to focus our sales effort on our Breeding Unit which resulted in higher gross margins, but contributed lower overall revenue growth. Through our three vertically integrated units, we have the luxury of evaluating market pricing trends and adjusting our business strategy according to the vertical that provides the greatest profit possible for our shareholders.”

Mr. Wu continued, “During the first half of 2011 the Company’s financial results were dramatically affected by one-time non-cash charges of $436,000 for derivative expense. We also realized two large one-time gains in the first half of 2010 totaling $1.8 million that distort the period-to-period comparative results. Although these transactions altered our bottom line, we are encouraged by the substantial gross profit and operating profit increases, as well as margin expansion, realized through the first half of 2011 versus the same period last year.”

Financial results for the six months ended June 30, 2011
Interim Financials (USD) (unaudited)
Six months ended June 30,	2011	2010	CHANGE
Revenue	$16.1 million	$19.6 million	-18.2%
Cost of Goods Sold	$11.5 million	$16.2 million	-29.3%
Gross Profit	$4.6 million	$3.4 million	+34.2%
Gross Profit Margin	28.6%	17.4%	+64.2%
Operating Profit	$2.7 million	$2.0 million	+31.8%
Net Income *	$2.1 million	$3.0 million	-30.3%

* During the 2010 six month period, the Company realized two one-time gains in the amount of $877,874 on the sale of a Fertilizer Plant and $895,430 on the collection of a previously written off account receivable. Additionally, during the 2011 six month period the Company incurred a loss of $435,900 due to a change in the fair value of derivative financial instruments. Lastly, the Company incurred income tax expense in the amount of $617,536 for the 2011 six month period compared with $97,556 in 2010.

Revenue for the six months ending June 30, 2011 totaled $16.1 million, a decrease of 18.2% as compared to $19.6 million for the six months ending June 30, 2010. During the first half of 2011, Breeding Unit revenue increased 141% to $8.7 million as compared to $3.6 million for the same period the year prior. Feed Unit and Food Unit revenue totaled $2.8 million and $4.6 million, respectively.

2011 Six Month Revenue Breakdown By Business Unit (USD in thousands)
Six months ending June 30,	2011	2010	CHANGE
Breeding Unit % of Sales	$8.7 million 53.9%	$3.6 million 18.3%	+140.8%
Feed Unit % of Sales	$2.8 million 17.7%	$4.9 million 24.9%	-41.7%
Food Unit % of Sales	$4.6 million 28.4%	$11.2 million 56.8%	-59.2%
Total Sales	$16.1 million	$19.6 million	-18.2%

Breeding Unit sales increased during the 2011 six month period primarily as a result of higher demand and market prices for ducklings in China which during the 2011 six month period was an average price of $0.89 as compared to $0.45 for the same period in 2010. Because the Company generates its own ducklings from its biological assets, the cost of producing new ducklings does not fluctuate with the market selling price for the ducklings. At current industry pricing, the Company can maximize its profits by selling internally generated ducklings directly into the market, as opposed to using them as inputs for Food Unit products. The market price of packaged Food Unit products does not fluctuate as immediately with the market price of the input ducklings. Average sales price for grown commercial processing ducks was approximately $1.09 per kilogram during the 2011 six month period as compared to $0.87 per kilogram for the same period in 2010. As a result of the increased revenue from the higher margin Breeding Unit during the 2011 six month period, consolidated revenue decreased by $3.6 million, or 18.2%, but gross profit increased $1.2 million, or 34.3%.

Feed Unit revenue during the first six months of 2011 totaled $2.8 million through the sale of feed products to one distributor. The Company will continue to market its feed products to external customers, primarily through feed distributors, however because distribution of these products is currently concentrated in one distributor sales will remain volatile.

Food Unit revenue was down for the first six months of 2011 as compared to the first six months of 2010 as a result of higher market prices for ducklings, which resulted in ducklings being sold to the market rather than being used internally for Food Unit products. When market prices of ducks are high, on a consolidated basis, the Company can make higher profits by selling ducks into the market rather than processing them into food products, which have a more stable market price, and thus will yield lower margins when the input costs increase. Because the total number of ducks produced by the Breeding Unit is fairly constant, the Company can maximize profits by selling more live ducks when their market price is high, and by selling more food products when the market price of ducks is low. Accordingly, sales of Food Unit products decreased substantially from 2010 to 2011 as a larger portion of the ducks produced at our facility were sold directly by the Breeding Unit due to the higher market price in 2011 relative to 2010, rather than being processed and sold as food product.

Cost of goods sold for the 2011 six months ending June 30, 2011 totaled $11.5 million, a decrease of 29.3% as compared to $16.2 million for the same period in 2010. Gross profit for the 2011 six month period increased 34.2% to $4.6 million compared to $3.4 million in 2010. Gross profit margins increased to 28.6% in 2011 as compared to 17.4% in 2010. The increase in gross margin was primarily the result of increased sales prices of duck and the relatively smaller increase in the cost of grains and other materials used to raise ducks. As a result, margins on duck sales increased from 16% in the 2010 six month period to 40% in the 2011 six month period.

During the six months ended June 30, 2011, the Company realized a gain on the change in fair value of derivative financial instruments as a result of the warrants issued in the financing transactions completed in November 2010 and March 2011. The warrants are recorded as derivative liabilities at fair value and changes in the fair value of the warrants are charged or credited to income each period. During the six month period ended June 30, 2011, the Company recognized a gain in the amount of $435,900. The decrease in fair value of the liability and corresponding gain is primarily the result of a decrease in our underlying stock price from $2.50 at December 31, 2010 to $2.00 at June 30, 2011.

Other income for the six months ended June 30, 2011 and 2010 was $226,000 and $1.8 million, respectively. The substantially larger gain in 2010 was resulted from one-time gains from the sale of our fertilizer plant and collection of a previously written-off account in 2010.

The Company recognized income tax expense amounting to $617,536 and $97,556 in the six months ended June 30, 2011 and 2010, respectively. The expense is higher in 2011 because, prior to May 2010, we were not subject to income tax expense as a producer of unprocessed agricultural goods. Beginning in May 2010 with our corporate offshore restructuring, profits earned in China are payable in the form of management fees to one of our wholly-owned subsidiaries. Such fees are subject to income tax beginning in May 2010.

Net income for the six month period ending June 30, 2011 totaled $2.1 million, or $0.20 per basic and diluted earnings per share based on 10.2 million shares, as compared to net income of $3.0 million, or $0.45 per basic and diluted share based on 6.6 million shares outstanding, for the same period in 2010. The difference results from the $1.8 million of one-time gains from the sale of our fertilizer plant and collection of a previously written-off account in 2010, offset by $436,000 of non-cash derivative gains in 2011. Exclusive of these items, adjusted income for the six month period in 2011 was $1.6 million (non-GAAP), representing a 36.8% increase over adjusted income of $1.2 million (non-GAAP) in the six month period in 2010.

Financial Highlights for the Second Quarter Ending June 30, 2011
●	Revenue totals $10.6 million, driven by a 70% increase in higher margin Breeding Unit relative to 2010;
●	Gross profit rose 18.4% to $2.3 million; gross margin improved to 21.5% versus 16% a year ago; and
●	Operating profit increased 16.5% to $1.4 million.

Financial results for the three months ended June 30, 2011
Interim Financials (USD) (unaudited)
Three months ended June 30,	2011	2010	CHANGE
Revenue	$10.6 million	$12 million	-11.8%
Cost of Goods Sold	$8.3 million	$10 million	-17.6%
Gross Profit	$2.3 million	$1.9 million	+18.4%
Gross Profit Margin	21.5%	16.0%	+34.3%
Operating Profit	$1.4 million	$1.2 million	+17.8%
Net Income *	$380,000	$2.5 million	—

* During the 2010 second quarter, the Company realized two one-time gains in the amount of $877,874 on the sale of a Fertilizer Plant and $895,430 on the collection of a previously written off account receivable. Additionally, during the 2011 second quarter the Company incurred a non-cash loss of $474,093 due to a change in the fair value of derivative financial instruments.

Revenue for the second quarter ending June 30, 2011 totaled $10.6 million, a decrease of 11.8% as compared to $12 million for the second quarter ending June 30, 2010. During the 2011 second quarter, Breeding Unit revenue increased 70% to $3.9 million as compared to $2.3 million for the same period the year prior. Feed Unit and Food Unit revenue totaled $2.8 million and $3.8 million, respectively.

2011 Second Quarter Revenue Breakdown By Business Unit (USD in thousands)
Three months ending June 30,	2011	2010	CHANGE
Breeding Unit % of Sales	$3.9 million 36.9%	$2.3 million 19.2%	+69.5%
Feed Unit % of Sales	$2.8 million 27.0%	$4.8 million 40.4%	-41.1%
Food Unit % of Sales	$3.8 million 36.1%	$4.8 million 40.4%	-21.2%
Total Sales	$10.5 million	$12 million	-11.8%

Similarly to the 2010 first quarter, Breeding Unit sales increased during the second quarter of 2011 as a result of higher demand and market prices for ducklings in China. As a result, during the 2011 second quarter, revenue decreased by $1.4 million, or 11.8%, but gross profit increased $352,000, or 18.4%. During the 2011 second quarter, the average sales price for ducklings was $0.72 as compared to $0.47 during the 2010 second quarter. The average sales price for commercial processing ducks was $1.04 per kg during the second quarter of 2011 as compared to $0.88 per kg during the second quarter of 2010.

Cost of goods sold for the 2011 second quarter totaled $8.3 million, a decrease of 17.1% as compared to $10.1 million for the same period in 2010. Cost of goods sold consists primarily of the cost of grains and fees paid to subcontracted farmers to raise commercial ducklings. Gross profit in 2011 increased 18.4% to $2.3 million compared to $1.9 million in 2010. Gross profit margins increased to 21.5% in 2011 as compared to 16% in 2010. The increase in gross margin was primarily the result of increased sales prices of duck and the relatively smaller increase in the cost of grains and other materials used to raise ducks. As a result, margins on duck sales increased from 4% in the 2010 second quarter to 31% in the 2011 second quarter.

During the three months ended June 30, 2011, the Company incurred a loss on the change in fair value of derivative financial instruments as a result of the warrants issued in the financing transactions completed in November 2010 and March 2011. The warrants are recorded as derivative liabilities at fair value and changes in the fair value of the warrants are charged or credited to income each period. During the three months ended June 30, 2011, the Company recognized a loss resulting from a decrease in the fair value of derivative financial instruments in the amount of $474,093. The increase in fair value and corresponding charge to income is primarily the result of an increase in our underlying stock price from $1.50 at March 31, 2011 to $2.00 at June 30, 2011.

Other income for the three months ended June 30, 2010 was $52,000 and $1.8 million, respectively. During the 2010 period, the Company recognized one-time gains on the sale of a fertilizer plant and related assets in the amount of $877,874 and on collection of a previously written off account receivable in the amount $895,430.

The Company recognized income tax expense amounting to $237,731 and $97,556 in the three months ended June 30, 2011 and 2010, respectively. The expense is higher in 2011 because, prior to May 2010, we were not subject to income tax expense as a producer of unprocessed agricultural goods. Beginning in May 2010 with our corporate offshore restructuring, profits earned in China are payable in the form of management fees to one of our wholly-owned subsidiaries. Such fees are subject to income tax beginning in May 2010.

Net income for the second quarter ending June 30, 2011 totaled $380,000 as compared to net income of $2.5 million for the quarter ending June 30, 2010. The difference results from the $1.8 million of one-time gains from the sale of our fertilizer plant and collection of a previously written-off account in 2010, as well as $474,000 of non-cash derivative losses in 2011. Exclusive of these charges, second quarter 2011 adjusted income was $854,000 (non-GAAP), representing an 18.5% increase over adjusted income of $721,000 (non-GAAP) in the second quarter of 2010.

Liquidity and Capital Resources
As of June 30, 2011 cash and cash equivalents totaled $1.4 million. Total current assets and total assets as of June 30, 2011 totaled $17 million and $56.8 million as compared to $15.3 million and $53.9 million as of December 31, 2010. Total current liabilities and total liabilities as of June 30, 2011 totaled $17.1 million and $28.4 million as compared to $17.8 million and $28.9 million as of December 31, 2010. Total stockholder’s equity as of June 30, 2011 totaled $28.4 million, or $2.72 per share, based on 10.4 million shares outstanding as of June 30, 2011.

As of August 12, 2011 total shares outstanding were 10.4 million.

This press release includes financial measures that are not in accordance with GAAP, consisting of adjusted net income. Management uses adjusted net income to evaluate the Company’s operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. Anhui Poultry believes that these measures are useful to investors because they enhance investors’ ability to review the Company’s business from the same perspective as our management and to facilitate comparisons of this period’s results with prior periods. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, the Company has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Anhui Taiyang Poultry Company:
Anhui Poultry, founded in 1996, raises, processes and markets ducks and duck related food products through three business lines. Anhui Poultry specializes in the breeding, hatching and cultivation of ducklings for resale and processing by its food processing unit, production of duck feed for internal use and external sales, and processing of commercial ducks into frozen raw food product for commercial resale. Current production unit capacity includes 100,000 tons of feed, 600,000 parent duck seedlings, 30 million commercial duck seedlings, and processing capacity of 15 million ducks. Strategically located in Ninnguo City, Anhui Province, China, Anhui Poultry operates in accordance with European, Japanese and Korean standards and is certified as a pollution free agricultural product by the national government.

Safe Harbor
Certain statements in this news release are forward-looking, including (without limitation) growing revenues and earnings, expected results from current projects and attracting new business. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of Anhui Poultry’s selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company’s filings with the SEC. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald, President & Founder
(914) 669-8885
ASheinwald@AllianceAdvisors.net
www.AllianceAdvisors.net

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Balance Sheets
(Expressed in United States Dollars)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited and restated)
ASSETS
Current assets
Cash and cash equivalents	$1,397,822	$1,930,319
Trade accounts receivable, net	5,716,531	5,348,650
Loans receivable	3,356,965	4,268,057
Inventories, net	2,575,775	1,762,709
Prepaid and other current assets	2,732,035	1,140,234
Proceeds receivable from sale of fertilizer plant	928,361	889,174
Total current assets	16,707,489	15,339,143

Construction in progress	6,218,864	5,634,476
Property, plant and equipment, net	20,322,578	20,495,162
Land use rights	10,842,762	10,660,988
Other long term assets	2,451,202	1,808,384
Total assets	$56,542,895	$53,938,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses	$3,421,613	$3,413,393
Income tax payable	1,198,907	504,467
Derivative financial instruments	1,367,862	1,480,261
Other accounts payable	3,567,447	4,542,855
Due to related parties	—	30,249
Loans payable, current portion	7,272,165	7,864,727
Total current liabilities	16,827,994	17,835,952

Loans payable, long term portion	11,278,984	11,016,050
Total liabilities	28,106,978	28,852,002
Commitments and contingencies
Subsequent events

Stockholders’ equity
Common stock, par value $0.001, 75,000,000 shares authorized, 10,440,033 and 9,865,033 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	10,440	9,865
Additional paid-in capital	12,914,779	12,219,355
Appropriated retained earnings	1,353,912	1,353,912
Unappropriated retained earnings	12,419,910	10,352,665
Accumulated other comprehensive income	1,736,876	1,150,354
Total equity	28,435,917	25,086,151

Total liabilities and stockholders’ equity	$56,542,895	$53,938,153

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Statements of Operations and Comprehensive Income
(Expressed in United States Dollars)
(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
		(Restated)		(Restated)
Revenues	$16,062,642	$19,646,570	$10,547,792	$11,961,368
Cost of goods sold	11,464,920	16,221,751	8,280,548	10,046,233

Gross Profit	4,597,722	3,424,819	2,267,244	1,915,135

Sales and marketing expenses	17,550	22,860	10,713	12,660
General and administrative expenses	1,904,890	1,371,465	846,436	691,863

Operating profit	2,675,282	2,030,494	1,410,095	1,210,612

Gain (loss) on change in fair value of derivative financial instruments	435,900	—	(474,093)	—
Other income	225,844	1,772,121	51,831	1,772,121
Subsidy income	122,481	108,543	76,294	73,528
Interest expense, net	(697,822)	(848,009)	(369,569)	(464,844)

Income before income taxes	2,761,685	3,063,149	694,558	2,591,417
Income tax expense	694,440	97,556	314,635	97,556

Net income	$2,067,245	$2,965,593	$379,923	$2,493,861

Comprehensive income:
Net income	$2,067,245	$2,965,593	$379,923	$2,493,861
Foreign currency translation adjustment	586,522	77,230	354,433	74,840

Comprehensive income	$2,653,767	$3,042,823	$734,356	$2,568,701

Earnings per share:
Basic and diluted	$0.20	$0.45	$0.04	$0.38

Weighted average number of common shares outstanding:
Basic and diluted	10,228,845	6,577,551	10,440,033	6,577,551

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
GAAP to non-GAAP reconciliation
(Expressed in United States Dollars)

	Six months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
Net income	$2,067,245	$2,965,593	$379,923	$2,493,861
Gain (loss) on change in fair value of derivative financial instruments	(435,900)	—	474,093	—
Gain on sale of fertilizer plant	—	(877,874)	—	(877,874)
Gain on collection of previously written off account receivable	—	(895,430)	—	(895,430)
Adjusted net income (non-GAAP)	$1,631,345	$1,192,289	$854,016	$720,557

Note: Adjusted net income is equal to net income as reported in the interim financial statements of the Company, as filed with the Securities and Exchange Commission, less (a) gains (losses) on change in fair value of derivative financial instruments, (b) one-time gain on sale of fertilizer plant in 2010, and (c) one-time gain on collection of previously written off account receivable in 2010.